Exhibit 99.3

Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Dawn Benchelt, Investor Relations Director	Matthew Tramel, Media Relations Director
(630) 218-7364	(630) 218-8000 x4896
ir@inlandrealestate.com	tramel@inlandgroup.com

Inland Real Estate Corporation to Present

At NAREIT’s REITWeek 2010 Investor Forum

OAK BROOK, Ill. (June 3, 2010) — Inland Real Estate Corporation (NYSE: IRC) today announced that senior management is scheduled to participate in REITWeek 2010: NAREIT’s Investor Forum being held June 9-11, 2010, at the Chicago Hilton in Chicago, Illinois.  The Company will give a presentation on Thursday, June 10th at 3:00 p.m. CT (4:00 p.m. ET) which will be broadcast live via audio webcast and can be accessed via a link posted to the investor relations section of the Company’s website, www.inlandrealestate.com.  A replay of the audio webcast will be archived on the site for 30 days.

About Inland Real Estate Corporation

Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust (REIT) that currently owns interests in 140 open-air neighborhood, community, power, and lifestyle shopping centers and single tenant properties located primarily in the Midwestern United States, with aggregate leasable space of more than 14 million square feet.  Additional information on Inland Real Estate Corporation is available at www.inlandrealestate.com.

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future and are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  Similarly, statements that describe or contain information related to matters such as management’s intent, belief or expectation with respect to our financial performance, investment strategy and portfolio, our ability to address debt maturities, our cash flows, our growth prospects, the value of our assets, our joint venture commitments and the amount and timing of anticipated future cash distributions are forward-looking statements. These forward-looking statements are not historical facts but are the intent, belief or current expectations of our management based on their knowledge and understanding of the business and industry, the economy and other future conditions. These statements are not guarantees of future performance, and investors should not place undue reliance on forward-looking statements. Actual results may differ materially from those expressed or forecasted in the forward-looking statements due to a variety of risks, uncertainties and other factors, including but not limited to the factors listed and described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission on February 26, 2010.  We intend that the forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.